Exhibit 99.1

Media contact:	Investor contact:
Bobbie Egan	Lavanya Sareen
Corporate Communications	Managing Director, Investor Relations
(206) 392-5134	(206) 392-5656

April 2, 2015

Alaska Air Group Reports March 2015 Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported March and year-to-date operational results for its subsidiaries, Alaska Airlines and Horizon Air, and on a combined basis. Detailed information is provided below.

AIR GROUP
On a combined basis, Air Group reported an 11.2 percent increase in traffic on a 12.4 percent increase in capacity compared to March 2014. This resulted in a 1.0 point decrease in load factor to 86.1 percent. These statistics include flights operated by Alaska and those under capacity purchase agreements, including Horizon, SkyWest and PenAir.
The following table shows the operational results for March and year-to-date 2015, compared to the prior-year periods:

	March			Year-to-Date
	2015	2014	Change	2015	2014	Change
Revenue passengers (in thousands)	2,713	2,442	11.1%	7,316	6,649	10.0%
Revenue passenger miles RPM (in millions)	2,899	2,607	11.2%	7,723	7,078	9.1%
Available seat miles ASM (in millions)	3,365	2,994	12.4%	9,257	8,352	10.8%
Passenger load factor	86.1%	87.1%	(1.0) pts	83.4%	84.7%	(1.3) pts

-more-

ALASKA AIRLINES - MAINLINE
Alaska reported an 11.6 percent increase in traffic on a 13.2 percent increase in capacity compared to March 2014. This resulted in a 1.2 point decrease in load factor to 86.5 percent. Alaska also reported 85.6 percent of its flights arrived on time in March, compared to the 88.2 percent reported in March 2014.
The following table shows Alaska's operational results for March and year-to-date 2015, compared to the prior-year periods:

	March			Year-to-Date
	2015	2014	Change	2015	2014	Change
Revenue passengers (in thousands)	1,956	1,743	12.2%	5,236	4,737	10.5%
RPMs (in millions)	2,633	2,360	11.6%	6,994	6,402	9.2%
ASMs (in millions)	3,044	2,690	13.2%	8,347	7,495	11.4%
Passenger load factor	86.5%	87.7%	(1.2) pts	83.8%	85.4%	(1.6) pts
On-time arrivals as reported to U.S. DOT	85.6%	88.2%	(2.6) pts	85.0%	87.1%	(2.1) pts

HORIZON AIR
Horizon reported a 7.0 percent increase in March traffic on a 5.1 percent increase in capacity compared to March 2014. This resulted in a 1.4 point increase in load factor to a March record of 81.3 percent. Horizon also reported 85.9 percent of its flights arrived on time in March, compared to the 85.4 percent reported in March 2014.
The following table shows Horizon's operational results for March and year-to-date 2015, compared to the prior-year periods:

	March			Year-to-Date
	2015	2014	Change	2015	2014	Change
Revenue passengers (in thousands)	677	630	7.5%	1,861	1,737	7.1%
RPMs (in millions)	200	187	7.0%	545	519	5.0%
ASMs (in millions)	246	234	5.1%	691	668	3.4%
Passenger load factor	81.3%	79.9%	1.4 pts	78.8%	77.7%	1.1 pts
On-time arrivals as reported to U.S. DOT	85.9%	85.4%	0.5 pts	86.2%	84.7%	1.5 pts

Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves more than 100 cities through an expansive network in the Unites States, Canada and Mexico. For reservations, visit www.alaskaair.com . For more news and information, visit the Alaska Airlines/Horizon Air Newsroom at www.alaskaair.com/newsroom.

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